                                                                       EXHIBIT 5

                                       July 29, 1996



John W. Rosensteel, President
Keyport Life Insurance Company
125 High Street
Boston, MA  02110

Dear Mr. Rosensteel:

    With reference to the Registration Statement on Form S-1 filed by Keyport Life Insurance Company with the Securities and Exchange Commission governing Group and Individual Annuity contracts, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

    1. Keyport Life Insurance Company is duly organized and existing under the laws of the State of Rhode Island and has been duly authorized to do such business and to issue such contracts by the Insurance Commissioner of the State of Rhode Island.

    2. The Group and Individual Deferred Annuity contracts covered by the above Registration Statement have been or will be approved and authorized by the Insurance Commissioner of the State of Rhode Island and when issued, will be valid, legal and binding obligations of Keyport Life Insurance Company.

    You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

                                       Sincerely,

                                       /s/Bernard R. Beckerlegge

                                       Bernard R. Beckerlegge
                                       Senior Vice President and
                                       General Counsel